SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 20, 2022

PROVIDENT BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-39090	84-4132422
(State or Other Jurisdiction	(Commission File No.)	(I.R.S. Employer
of Incorporation)		Identification No.)

5 Market Street, Amesbury, Massachusetts	01913
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 834-8555

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock	PVBC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 23, 2022, Provident Bancorp, Inc. (the “Company”), the holding company for BankProv (the “Bank”), announced that David P. Mansfield, President and Chief Executive Officer of the Company and the Bank, resigned from his employment with the Company and the Bank, and as a director of the Company and the Bank, effective December 20, 2022.
On December 20, 2022, the Bank entered into a Separation Agreement and Full and Final Release of Claims (the “Agreement”) with Mr. Mansfield.  Under the Agreement, the Bank will pay Mr. Mansfield $1,488,286 in a lump sum.  The payment will be made on the next day following the expiration of the revocation period contained in the Agreement, provided the Agreement has not been timely revoked by Mr. Mansfield.  Mr. Mansfield and his dependents will remain eligible to participate in the non-taxable medical and dental insurance programs offered by the Bank to its employees for 24 months, with 100% of the premiums paid by the Bank.  Mr. Mansfield will receive his benefit under the Amended and Restated Supplemental Executive Retirement Plan for David P. Mansfield in accordance with the terms of that plan.  Mr. Mansfield will also be able to exercise all vested stock options in accordance with the term of the stock options.  Mr. Mansfield forfeited all unvested shares of restricted stock and all unvested stock options upon his resignation.  The Agreement, a copy of which is enclosed as Exhibit 10.1 hereto and incorporated herein by reference, includes a one-year non-competition obligation, a one-year non-solicitation of customers and employees obligation, as well as confidentiality, non-disparagement, and release of claims provisions.  The foregoing summary is qualified in its entirety by the full text of the Agreement.
On December 20, 2022, the Boards of Directors of the Company and the Bank appointed Carol L. Houle and Joseph B. Reilly as Interim Co-Presidents and Co-Chief Executive Officers, effective January 1, 2023, with Ms. Houle serving as Interim President and Chief Executive Officer through the end of 2022.  Ms. Houle will retain her position as Chief Financial Officer of the Company and the Bank.  In connection with these appointments, Mr. Reilly will step down as Chairperson of the Board of the Company and the Bank, effective January 1, 2023, but will remain on the Boards of the Company and Bank, and Director Laurie Knapp has been appointed Chairperson of the Board effective at that time.
Ms. Houle has served as Executive Vice President and Chief Financial Officer of the Company and the Bank since joining the Company and the Bank in 2013.  Ms. Houle is a Certified Public Accountant, and previously was a partner at the accounting firm of Shatswell, MacLeod & Company, P.C., where she worked for 17 years.
Mr. Reilly has more than 35 years of experience in the New Hampshire banking industry. He was the Co-Founder and President/CEO of Centrix Bank, which merged with Eastern Bank in 2014. Prior to Centrix, Mr. Reilly held positions at Bank of New Hampshire, TD Bank, Centerpoint Bank and Fleet Bank. Mr. Reilly is a former Chairman and Director of the New Hampshire Bankers Association (NHBA); Chairman of the NHBA Legislative Committee; State of New Hampshire Captain for Team 21, a national organization of the American Bankers Association (ABA); and a member of the Government Relations Council of the ABA.  Mr. Reilly has also served on numerous not-for-profit board leadership positions.  Mr. Reilly was elected Chairman of the Board of the Company and the Bank in 2019.
A description of Ms. Houle’s compensation arrangements with the Company and the Bank can be found in the Definitive Proxy Statement for the Company’s 2022 Annual Meeting of Stockholders, filed with the U.S. Securities and Exchange Commission on April 19, 2022.
Neither Ms. Houle nor Mr. Reilly is a party to any transaction with the Company or the Bank that would require disclosure under Item 404(a) of Securities and Exchange Commission Regulation S-K.

Item 8.01	Other Events

On December 23, 2022, the Company issued a press release announcing the actions described in Item 5.02 of this Current Report.  A copy of the press release is attached as Exhibit 99.1 to this Current Report.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits
Exhibit Description
10.1	Separation Agreement and Full and Final Release of Claims with David P. Mansfield

99.1	Press Release dated December 23, 2022

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PROVIDENT BANCORP, INC.

DATE: December 23, 2022	By:	/s/ Carol L. Houle
Carol L. Houle
Interim President and Chief Executive Officer, and Chief Financial Officer